[LOGO]  FIDELITY                  1009 Perry Highway o Pittsburgh, PA 15237-2105
        BANCORP, INC.             Telephone 412/367-3300 o FAX 412/364-6504


October 20, 2004                           Mr. Richard Spencer
                                           President & Chief Executive Officer
                                           (412) 367-3300
                                           E-mail:  rspencer@fidelitybank-pa.com

For Immediate Release


                        FIDELITY BANCORP, INC. ANNOUNCES
                           FOURTH QUARTER DIVIDEND AND
                      EXTENSION OF STOCK REPURCHASE PROGRAM


COMMON STOCK DIVIDEND
---------------------

PITTSBURGH, PA - October 20, 2004 - The Board of Directors of Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company of Fidelity Bank, yesterday declared a quarterly cash dividend of $.12 per share on the Company's common stock. The dividend is payable November 30, 2004 to stockholders of record November 15, 2004. This represents the 65th uninterrupted quarterly cash dividend paid to stockholders.


STOCK REPURCHASE PROGRAM
------------------------

Fidelity Bancorp, Inc. announced that the Board of Directors authorized a twelve
(12) month extension of its Stock Repurchase Program. This action will extend the repurchase program through October 20, 2005.

The Program, originally announced in October 2003, authorized the repurchase of up to 5%, or approximately 133,000 shares, of the Company's outstanding common stock. As of October 2004 the Company has repurchased approximately 45%, or approximately 60,000 shares, of the total shares authorized for repurchase. Repurchases are authorized to be made by the Company from time to time in open market transactions or in privately negotiated transactions as, in management's opinion, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Richard G. Spencer, President and Chief Executive Officer of the Company said, "The Board of Directors continues to believe that repurchasing stock at a favorable price is in the best interest and benefit of our shareholders. Additionally, it provides an excellent opportunity for the Company to show its support for the stock in the marketplace."

Fidelity Bancorp, Inc. is the holding company of Fidelity Bank, a Pennsylvania chartered, FDIC-insured savings bank conducting business through thirteen (13) offices in Allegheny and Butler counties.